EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            GARDEN RIDGE CORPORATION

       Garden Ridge Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

              1. The present name of the Corporation is GARDEN RIDGE CORPORATION, and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of Delaware is June 30, 1992. The Corporation was originally incorporated under the name Garden Ridge Pottery Corp.

              2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended and restated.

              3. Pursuant to resolution of the Board of Directors, the stockholders of the Corporation considered the amendments and the restatement and duly adopted them by unanimous written consent in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

              4. The Restated Certificate of Incorporation of the Corporation, as amended and restated herein, shall read as follows:

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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            GARDEN RIDGE CORPORATION

       1. NAME. The name of the corporation is GARDEN RIDGE CORPORATION (hereinafter called the "Corporation").

       2. ADDRESS; REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is The Prentice-Hall Corporation System, Inc.

       3. PURPOSES. The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("GCL").

       4. SHARES. The total number of shares of stock which the Corporation shall have authority to issue is Forty-Two Million Five Hundred Thousand (42,500,000) consisting of (a) Forty Million (40,000,000) shares of Common Stock, par value $.01 per share (the "Stock"), and (b) Two Million Five Hundred Thousand (2,500,000) Shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

              4.1 The Board of Directors is authorized at any time, and from time to time to divide the Preferred Stock into series to fix and determine separately for each series any or all of the relative rights and preferences, to issues shares of any series then or previously designated, fixed and determined, and to increase or decrease the number of shares within any series. The relative rights and

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       preferences of shares of Preferred Stock may vary between series in any and all respects. Without limiting the foregoing, each series may vary from any other series with respect to the following relative rights and preferences:

       (1) the rate of dividend payable with respect to the shares of any series and the dates, terms and other conditions on which such dividends shall be payable;

       (2) the nature of the dividend payable with respect to shares of any series as cumulative, non-cumulative or personally cumulative;

       (3) the price at and the terms and conditions in which shares may be redeemed;

       (4) the amount payable upon shares in the event of involuntary liquidation;

       (5) the amount payable upon shares in the event of voluntary liquidation;

       (6) sinking fund provisions (if any) for the redemption or purchase of shares;

       (7) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion;

       (8) voting rights (including with a number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective); and

       (9) repurchase obligations of the corporation with respect to the shares of any series.

       5. ELECTION OF DIRECTORS. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors of the Corporation. Members of the Board of Directors may be elected either by written ballot or by voice vote. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause

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and any only by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of Directors of the Corporation.

       6. LIMITATION OF LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the GCL or
(d) for any transaction from which the director derived any improper personal benefits.

       Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

       7. INDEMNIFICATION.

              7.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (hereinafter a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses

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       (including attorneys' fees and disbursements). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7.

              7.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the GCL, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

              7.3 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the "By-laws"), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to

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       action in his or her official capacity and as to action in another capacity while holding such office.

              7.4 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

              7.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this
       Section 7, the By-laws or under Section 145 of the GCL or any other provision of law.

              7.6 The provisions of this Section 7 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 7 is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modification of this Section 7 shall affect any rights or obligations then existing with respect to any state of facts then or

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       therefore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

              7.7 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

              7.8 Any director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee

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       benefit plan of the Corporation or any corporation referred to in clause
       (a) shall be deemed to be doing so at the request of the Corporation.

              7.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 7 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; PROVIDED, HOWEVER, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

       8. ADOPTION, AMENDMENT AND/OR REPEAL OF BY-LAWS. The Board of Directors may from time to time make, alter or repeal the By-laws by a vote of the majority of the entire Board of Directors that would be in office if no vacancy existed, whether or not present at a meeting; PROVIDED, HOWEVER, that any By-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the stockholders of the Corporation by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of Directors of the Corporation.

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       9. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION. The Restated
Certificate of Incorporation may be (and may only be) amended by the affirmative vote of at least 66 2/3% of the issued and outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation.

       10. SHAREHOLDER ACTION. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing of any such holders.

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       IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Armand Shapiro, its Chairman and Chief Executive Officer, and Jane L. Arbuthnot, its Secretary, this 4th, day of June, 1997.

                              By:/s/ARMAND SHAPIRO
                                 Armand Shapiro
                                 Chairman and Chief Executive Officer



                              Attest:/s/Jane L. Arbuthnot
                                     Jane L. Arbuthnot
                                     Secretary

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